Exhibit 10.29
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective December 17, 2018 (the “Effective Date”), which shall be Employee’s commencement of employment, by and between Dova Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Jason Hoitt (the “Employee”).
The Company desires to employ Employee in the capacity of full-time Chief Commercial Officer pursuant to the terms of this Agreement and, in connection therewith, to compensate Employee for Employee’s personal services to the Company; and
Employee wishes to be employed by the Company and provide personal services to the Company in return for certain compensation.
Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:
1.EMPLOYMENT BY THE COMPANY.
1.1    At-Will Employment. Employee shall be employed by the Company on an “at-will” basis, meaning either the Company or Employee may terminate Employee’s employment at any time, with or without cause or advanced notice. Any contrary representations that may have been made to Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Employee and the Company on the “at-will” nature of Employee’s employment with the Company, which may be changed only in an express written agreement signed by Employee and a duly authorized officer of the Company. Employee’s rights to any compensation following a termination shall be only as set forth in Section 6.
1.2    Position. Subject to the terms set forth herein, the Company agrees to employ Employee, initially, in the position of Chief Commercial Officer and Employee hereby accepts such employment. During the term of Employee’s employment with the Company, Employee will be required to faithfully serve the Company and devote his full time and attention to the business and affairs of the Company and the performance of Employee’s duties and responsibilities.
1.3    Duties. Employee will report to the Chief Executive Officer of the Company, performing such duties as are normally associated with his position and such duties as are assigned to him from time to time, subject to the oversight and direction of the Chief Executive Officer.
1.4    Location. Employee shall perform his duties under this Agreement principally out of the Company’s corporate headquarters in Durham, North Carolina or such other location as assigned. In addition, Employee shall be available for such business related travel as may be required for the purposes of carrying out Employee’s duties and responsibilities.

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1.5    Company Policies and Benefits. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Employee is required to comply with and, upon request, certify compliance with, all Company policies as they are adopted the Company from time to time. Employee will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans and paid time off policies in effect from time to time during his employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
2.    COMPENSATION.
2.1    Base Salary. While Employee is rendering services under this Agreement, Employee shall receive an initial annualized base salary of $375,000 per year, subject to review and adjustment from time to time by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements in accordance with Company’s standard payroll practices (“Base Salary”).
2.2    Annual Bonus.
(a)    During Employment. Beginning for the 2019 calendar year and continuing during Employee’s employment, Employee shall be eligible to earn an annual cash bonus at an initial target amount of 50% (the “Target Percentage”) of his then-current Base Salary (“Annual Bonus”). The Annual Bonus will be based upon the assessment of the Board of Directors of the Company (the “Board”) of Employee’s performance and the Company’s attainment of targeted goals as predefined by the Board, or the Compensation Committee of the Board (the “Compensation Committee”), in its sole discretion. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Board or the Compensation Committee will determine whether Employee has earned the Annual Bonus, and the amount of any Annual Bonus, which can be greater or less than the Target Percentage, based on the set criteria. No amount of the Annual Bonus is guaranteed, and Employee must be an employee in good standing on the Annual Bonus payment date to be eligible to receive an Annual Bonus; no partial or prorated bonuses will be provided. The Annual Bonus, if earned, will be paid no later than March 15 of the calendar year immediately following the applicable calendar year for which the Annual Bonus is being measured. Employee’s eligibility for an Annual Bonus and the Target Percentage is subject to change in the discretion of the Board or the Compensation Committee.
(b)    Upon Termination. In the event Employee leaves the employ of the Company for any reason prior to payment of any bonus, he is not eligible for such bonus, prorated or otherwise.

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2.3    Signing Bonus. Employee shall be eligible to earn a signing and retention bonus in the amount of $50,000, (the “Signing Bonus”), which will be earned upon Employee remaining in employment with the Company through the one year period following the Effective Date. The Signing Bonus will subject to applicable payroll deductions and withholdings and will be paid as an advance, in a lump sum on the Company’s first ordinary payroll date following the Effective Date. If Employee resigns without Good Reason or is terminated for Cause (as defined below) before the first-year anniversary of the Effective Date, Employee shall be obligated to, and hereby agrees to, repay the net, after-tax amount of the Signing Bonus previously advanced. Employee agrees that if he is obligated to repay the net amount of the Signing Bonus, the Company may deduct, in accordance with applicable law, any such amount from any payments the Company owes Employee, including but not limited to any regular payroll amount and any expense payments. Employee further agrees to pay to the Company, within thirty (30) days of the effective termination date, any remaining unpaid balance of the unearned Signing Bonus not covered by such deductions.
2.4    Equity.
(a)    Option Grant. As an inducement material to Employee entering into employment with the Company, subject to Board or Compensation Committee approval, the Company will grant Employee, on December 19, 2018 (the “Grant Date”), an option to purchase up to 250,000 shares of the Company’s Common Stock (the “Option”). The Option will be subject to the terms of the Company’s Amended and Restated 2017 Equity Incentive Plan (the “Equity Plan”) and the Company’s standard form of Stock Option Agreement (“Stock Agreement”) between Employee and the Company and may be granted pursuant to the “inducement grant” exception provided under NASDAQ Listing Rule 5635(c)(4). The Option will have an exercise price per share equal to the closing sales price per share of the Company’s Common Stock as reported on The Nasdaq Global Market on the Grant Date. The Option shall vest over a period of four years as follows: (i) 25% of the total shares subject to the Option shall vest on the first anniversary of the Effective Date, and (ii) 1/48th of total shares subject to the Option shall vest monthly thereafter over the remaining three years of the vesting period, subject to Employee’s Continuous Service (as defined in the Equity Plan) as of each applicable date. The foregoing notwithstanding, in the event of a Change in Control (as defined in the Equity Plan), subject to Employee’s continuous service as of the closing of such Change in Control, all of Employee’s then-unvested equity awards (including but not limited to the Option and the RSUs (as defined below)) shall immediately and automatically vest as of the Closing of such Change in Control.
(b)    Restricted Stock Units. Subject to Board or Compensation Committee approval and provided Employee is continuing in employment with the Company on the Grant Date, then, effective on the Grant Date, Employee will be granted the number of restricted stock units to be issued as Company Common Stock equal to $150,000 divided by the closing sales price per share of the Company’s Common Stock as reported on The Nasdaq Global Market on the Grant Date (the “RSUs”). The RSUs will subject to the terms of the Company’s Equity Plan and a restricted stock unit award agreement thereunder to be provided to Employee. The RSUs will vest in four equal quarterly installments on the last business day of each calendar quarter during

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2019, subject to Employee’s Continuous Service (as defined in the Equity Plan) through each such date. Employee understands and agrees that the vesting of the RSUs and issuance of shares will be subject to tax withholding obligations for which Employee shall be responsible for payment to the Company as a condition to receiving shares subject to such RSUs.
2.5    Expense Reimbursement.
(a)    General Expense Reimbursement. The Company will reimburse Employee for all reasonable, documented business expenses incurred in connection with his services hereunder, in accordance with the Company’s business expense reimbursement policies and procedures as may be in effect from time to time.
(b)    Relocation Expenses. The Company will provide Employee with up to $25,000 to be used during the 2019 calendar year in connection with Employee’s relocation of Employee’s principal residence to the Durham, North Carolina area (the “Relocation Amount”). Acceptable uses of the Relocation Amount include (i) expenses related to moving household goods and personal effects including hiring professional movers or renting a moving vehicle and packing supplies; (ii) the cost paid for standard carrier insurance while in transit; (iii) mileage reimbursement at the federal mileage rate to drive Employee’s personal vehicle(s) to the new location; (iv) travel costs, including airfare or other public transportation and lodging for Employee and his immediate family members between his old and new homes; and (v) offsetting Employee’s closing costs for buying and/or selling a home (collectively “Relocation Expenses”).  Appropriate supporting documentation (i.e., itemized receipts) of the Relocation Expenses must be submitted within 60 days after date the Relocation Expenses are incurred and prior to reimbursement.  Any Relocation Amount will be paid with respect to any Relocation Expenses no later than 30 days after the date Employee submits appropriate supporting documentation. The Company will withhold from any Relocation Amount any applicable income and employment tax withholdings, as determined in its reasonable, good faith judgment, and Employee will be responsible for paying any taxes on these reimbursements to the extent that they are taxable income under applicable tax law.
For the avoidance of doubt, if any of the Relocation Amount reimbursed is subject to the provisions of Section 409A of the Code, then (i) any reimbursements of such amount will be paid no later than December 31st of the year following the year in which the expense was incurred, (ii) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year and (iii) the right to reimbursements under this Agreement will not be subject to liquidation or exchange for another benefit. If Employee resigns from the Company for any reason other than Good Reason (as defined below) or if the Company terminates Employee’s employment for Cause (as defined below) within twelve (12) months following the Effective Date, Employee must repay to the Company the full Relocation Amount which was previously provided to Employee, on a pre-tax basis, and Employee will forfeit all rights to be paid any additional Relocation Amount not yet paid as of the date of termination.
3.    CONFIDENTIAL INFORMATION, INVENTIONS, NON-COMPETITION AND NON‑SOLICITATION OBLIGATIONS. As a condition of employment, Employee agrees

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to execute and abide by the Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement attached as Exhibit A (the “Confidential Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.
4.    OUTSIDE ACTIVITIES. Except with the prior written consent of the Chief Executive Officer, Employee will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with or pose a conflict, either directly or indirectly, with Employee’s responsibilities and the performance of Employee’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Employee may wish to serve; (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Employee’s duties; (iii) reasonable time devoted to service on boards of directors of companies that are not competitive with the Company, do not otherwise present a conflict of interest and would not otherwise interfere with Employee’s responsibilities and the performance of Employee’s duties hereunder, subject to the prior written approval of the Chief Executive Officer (which approval shall not be unreasonably withheld); and (iv) such other activities that would not interfere with Employee’s responsibilities and the performance of Employee’s duties hereunder as may be specifically approved by the Chief Executive Officer (which approval shall not be unreasonably withheld). This restriction shall not, however, preclude Employee from owning less than one percent (1%) of the total outstanding shares of a publicly traded company. For the avoidance of doubt, Employee is prohibited from accepting any appointment to the board of directors of another company without the prior written consent of the Chief Executive Officer.
5.    NO CONFLICT WITH EXISTING OBLIGATIONS. Employee represents that Employee’s performance of all the terms of this Agreement and as an Employee of the Company do not and will not breach any agreement or obligation of any kind made prior to Employee’s employment by the Company, including agreements or obligations Employee may have with prior employers or entities for which Employee has provided services. Employee has not entered into, and Employee agrees that Employee will not enter into, any agreement or obligation, either written or oral, in conflict herewith.
6.    TERMINATION OF EMPLOYMENT. The parties acknowledge that Employee’s employment relationship with the Company is at-will. Either Employee or the Company may terminate the employment relationship at any time, with or without Cause. The provisions in this Section govern the amount of compensation, if any, to be provided to Employee upon termination of employment and do not alter this at-will status.
6.1    Termination by the Company Without Cause.
(a)    The Company shall have the right to terminate Employee’s employment with the Company pursuant to this Section 6.1 at any time without “Cause” (as defined

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in Section 6.2(a) below) by giving notice as described in Section 6.6 of this Agreement. A termination pursuant to Section 6.5 below is not a termination without “Cause” for purposes of receiving the benefits described in this Section 6.1.
(b)    In the event Employee’s employment is terminated without Cause, then provided that Employee executes and does not revoke a separation agreement that includes a general release substantially in the form attached hereto as Exhibit A (the “Release”), as may be modified to reflect changes in the law, and subject to Section 6.1(c) (the date that the Release becomes effective and may no longer be revoked by Employee is referred to as the “Release Date”), then:
(i)    the Company shall pay to Employee a cash amount equal to Employee’s then current Base Salary for the Severance Period (as defined below), less applicable withholdings and deductions (the “Severance Payment”), in equal installments for the duration of the Severance Period in accordance with the Company’s ordinary payroll practices commencing on the Company’s first regular payroll date that is more than sixty (60) days following the Separation Date (as defined below), and the first payment shall be for the portion of the Severance Payment that would have been paid during the sixty (60) day period, had payments commenced immediately following the termination date, plus the period from the sixtieth (60th) day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates; and
(ii)    if Employee timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination, then Employee will be entitled to the following COBRA benefits (the “COBRA Benefits,” together with the Severance Payment, the “Severance Benefits”): the Company shall pay the COBRA premiums necessary to continue Employee’s and his covered dependents’ health insurance coverage in effect for himself (and his covered dependents) on the termination date until the earliest of (i) a number of months following the termination date equal to the Severance Period (the “COBRA Severance Period”); (ii) the date when Employee becomes eligible for health insurance coverage in connection with new employment or self-employment; or (iii) the date Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Employee’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Employee on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to Employee’s payment of COBRA premiums and without regard to the expiration of the COBRA period prior to the end of the COBRA

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Payment Period. Nothing in this Agreement shall deprive Employee of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.
(c)    Employee shall not receive the Severance Benefits pursuant to Section 6.1(b) unless he executes the Release within the consideration period specified therein, and until the Release becomes effective and can no longer be revoked by Employee under its terms, which shall in no event be more than sixty (60) days following Employee’s Separation from Service (as defined in Section 6.8)). Employee’s ability to receive benefits pursuant to Section 6.1(b) is further conditioned upon his: returning all Company property; complying with his post-termination obligations under this Agreement and the Confidential Information Agreement; resigning from any positions Employee holds with the Company or any affiliate, including a position on the Board, to be effective no later than the date of Employee’s termination date (or such other date as requested by the Board); and complying with the Release including without limitation any non-disparagement and confidentiality provisions contained therein.
(d)    The benefits provided to Employee pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Employee may otherwise be entitled under any Company severance plan, policy or program.
(e)    The damages caused by the termination of Employee’s employment without Cause would be difficult to ascertain; therefore, the severance for which Employee is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.
(f)    For purposes of this Agreement, “Severance Period” shall mean (i) zero (0) months in the event a termination under this Section 6.1 or under Section 6.3 (together an “Involuntary Termination”) occurs on or before the first anniversary of the Effective Date, (ii) six (6) months in the event an Involuntary Termination occurs after the first anniversary of the Effective Date and on or before the second anniversary of the Effective Date, and (iii) twelve (12) months in the event an Involuntary Termination occurs after the second anniversary of the Effective Date.
6.2    Termination by the Company for Cause. Subject to Section 6.2(b) below, the Company shall have the right to terminate Employee’s employment with the Company at any time for Cause by giving notice as described in this Section 6.2 and in Section 6.6 of this Agreement.
(a)    “Cause” for termination shall mean the occurrence of any of the following: (i) Employee’s commission of any felony or any crime involving fraud or dishonesty; (ii) Employee’s participation in a fraud, act of dishonesty or other act of misconduct that has a material adverse effect on the Company; (iii) conduct by Employee that demonstrates Employee’s gross unfitness to serve; (iv) Employee’s violation of any statutory or fiduciary duty, or duty of loyalty, owed to the Company; (v) Employee’s breach of any material term of any contract between such Employee and the Company; and/or (vi) Employee’s material violation of Company policy. Whether a termination is for Cause shall be decided by the Board in its sole and exclusive judgment

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and discretion. Prior to any termination for Cause pursuant to each event listed in (v) and (vi) above, to the extent such event(s) is capable of being cured by Employee, (A) the Company shall give Employee notice of such event(s), which notice shall specify in reasonable detail the circumstances constituting Cause, and (B) there shall be no Cause with respect to any such event(s) if the Board determines in good faith that such events have been cured by Employee within fifteen (15) days after the delivery of such notice.
(b)    In the event Employee’s employment is terminated at any time for Cause, Employee will not receive the Severance Benefits described in Section 6.1(b), or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Employee the accrued but unpaid salary of Employee through the date of termination, together with all compensation and benefits payable to Employee based on his participation in any compensation or benefit plan, program or arrangement through the date of termination.
6.3    Resignation by Employee With Good Reason.
(a)    Employee may resign from Employee’s employment with the Company for Good Reason by giving notice following the end of the Cure Period (as defined in this Section). For purposes of this Agreement, “Good Reason” for Employee to terminate his employment hereunder shall mean any of following actions are taken by the Company without Employee’s prior written consent: (i) a material reduction by the Company of Employee’s Base Salary as initially set forth herein or as the same may be increased from time to time, provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive team compensation, such reduction shall not constitute Good Reason; (ii) a material breach of this Agreement by the Company; or (iii) a material reduction in Employee’s duties, authority, or responsibilities relative to Employee’s duties, authority, or responsibilities in effect immediately prior to such reduction unless Employee is performing duties and responsibilities for the Company or its successor that are similar to those Employee was performing for the Company immediately prior to such transaction (for example, if the Company becomes a division or unit of a larger entity and Employee is performing duties for such division or unit that are similar to those Employee was performing prior to such transaction but under a different title as Employee had prior to such transaction, there will be no “Good Reason”); provided, however, that, any such termination by Employee shall only be deemed for Good Reason pursuant to this definition if: (1) Employee gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) Employee voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.
(b)    In the event Employee resigns from employment for Good Reason, then provided that Employee executes and does not revoke the Release and subject to Section 6.1(c), then the Company shall provide Employee with the Severance Benefits described in Section 6.1(b).

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6.4    Resignation by Employee Without Good Reason.
(a)    Employee may resign from Employee’s employment with the Company at any time by giving notice as described in Section 6.6.
(b)    In the event Employee resigns from Employee’s employment with the Company other than for Good Reason, Employee will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Employee the accrued but unpaid salary of Employee through the date of resignation, together with all compensation and benefits payable to Employee through the date of resignation under any compensation or benefit plan, program or arrangement during such period and Employee shall be eligible for any benefit continuation or conversion rights provided by the provisions of a benefit plan or by law.
6.5    Termination by Virtue of Death or Disability of Employee.
(a)    In the event of Employee’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, pay to Employee’s legal representatives Employee’s accrued but unpaid salary through the date of death together with all compensation and benefits payable to Employee based on his participation in any compensation or benefit plan, program or arrangement through the date of termination.
(b)    Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Employee, to terminate this Agreement based on Employee’s Disability (as defined below). Termination by the Company of Employee’s employment based on “Disability” shall mean termination because Employee is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Employee’s employment is terminated based on Employee’s Disability, Employee will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Employee the accrued but unpaid salary of Employee through the date of termination, together with all compensation and benefits payable to Employee based on his participation in any compensation or benefit plan, program or arrangement through the date of termination.
6.6    Notice; Effective Date of Termination.
(a)    Termination of Employee’s employment (the “Separation Date”) pursuant to this Agreement shall be effective as follows:

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(i)    ten (10) days after the Company has provided Employee with written notice of Employee’s termination without Cause under Section 6.1;
(ii)    For a termination for Cause: (aa) under Section 6.2(a)(i)-(iv), immediately upon provision by the Company of written notice of the reasons to Employee; (bb) under Section 6.2(v) or (vi), following the required written notice to Employee and expiration of the 15-day cure period, if Employee has not cured;
(iii)    immediately upon Employee’s death;
(iv)    thirty (30) days after the Company gives notice to Employee of Employee’s termination on account of Employee’s Disability under Section 6.5, unless the Company specifies a later Separation Date, in which case, termination shall be effective as of such later Separation Date, provided that Employee has not returned to the full-time performance of Employee’s duties prior to such date;
(v)    on the date specified in Employee’s written notice of Employee’s resignation for Good Reason, provided it is within thirty (30) days after the Cure Period has ended and the Company has failed to remedy any of the reasons for Good Reason set forth in Employee’s initial notice under Section 6.3(a); or
(vi)    ten (10) days after Employee gives written notice to the Company of Employee’s resignation not for Good Reason, provided that the Company may set a Separation Date at any time between the date of notice and the date of resignation, in which case Employee’s resignation shall be effective as of such other date. Employee will receive compensation through the Separation Date.
(b)    In the event notice of a termination under subsections (a)(iv) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 7.1 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.
6.7    Cooperation With Company After Termination of Employment. Following termination of Employee’s employment for any reason, Employee shall reasonably cooperate with the Company in all matters relating to the winding up of Employee’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other Employees as may be designated by the Company.
6.8    Application of Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) shall not commence in connection with Employee’s termination of employment unless and until Employee has also incurred a “separation from

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service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Employee without causing Employee to incur the additional 20% tax under Section 409A. It is intended that each installment of severance pay provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that severance payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9). If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Section 409A and Employee is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of: (a) the date that is six months and one day after Employee’s Separation From Service, or (b) the date of Employee’s death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to Employee a lump sum amount equal to the sum of the payments and benefits that Employee would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement. All reimbursements provided under this Agreement shall be subject to the following requirements: (i) the amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year, (ii) all reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit. It is intended that all payments and benefits under this Agreement shall either comply with or be exempt from the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify Employee for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.
7.    GENERAL PROVISIONS.
7.1    Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized

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overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Employee at Employee’s address as listed on the Company payroll, or at such other address as the Company or Employee may designate by ten (10) days advance written notice to the other.
7.2    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
7.3    Waiver. If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
7.4    Complete Agreement. This Agreement constitutes the entire agreement between Employee and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Employee and an authorized officer of the Company. The parties have entered into a separate Confidential Information Agreement and have or may enter into separate agreement related to equity awards. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Employee’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.
7.5    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
7.6    Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
7.7    Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and

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obligations hereunder. Employee may not assign or transfer this Agreement or any rights or obligations hereunder, other than to his estate upon his death.
7.8    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of North Carolina, without regard to its rules of conflicts or choice of laws.
7.9    Indemnification. Employee shall be entitled to indemnification to the maximum extent permitted by applicable law and the Company’s Bylaws with terms no less favorable than provided to any other Company executive officer and subject to the terms of any separate written indemnification agreement. At all times during Employee’s employment, the Company shall maintain in effect a directors and officers liability insurance policy with Employee as a covered officer.
7.10    Resolution of Disputes. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of Employee’s employment with the Company or out of this Agreement, or Employee’s termination of employment or termination of this Agreement, may not be in the best interests of either Employee or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or Employee’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration conducted before a single arbitrator by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable JAMS rules; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be Durham, North Carolina. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company, provided however, that at Employee’s option, Employee may voluntarily pay up to one-half the costs and fees, for which Employee shall be reimbursed by the Company. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Employee and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue

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each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.
IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first written above.
COMPANY:
DOVA PHARMACEUTICALS, INC.
By: /s/ Mark W. Hahn
Name: Mark W. Hahn
Title: Chief Financial Officer
EMPLOYEE:
/s/ Jason Hoitt
Jason Hoitt

Exhibit A
Release Agreement
This Release Agreement (“Release” or “Agreement’) is made by and between Jason Hoitt (“you”) and Dova Pharmaceuticals, Inc. (the “Company”). A copy of this Release is an attachment to the Employment Agreement between the Company and you dated December 17, 2018 (the “Employment Agreement”). Capitalized terms not defined in this Agreement carry the definition found in the Employment Agreement.
1.    Severance Payments; Other Payments.
a.    In consideration for your execution, return and non-revocation of this Release on or after your Separation Date, the Company will provide you with the Severance Benefits described in Section 6.1(b) of the Employment Agreement.
b.    In addition, regardless of whether you sign this Agreement, the Company affirms that it will pay the following on the next regularly scheduled date on which payroll is run, or sooner if required by applicable law, as required under Section 6 of the Employment Agreement: [to include payment of all salary, business expense reimbursements and other amounts due to employee that are not part of the severance].
2.    Compliance with Section 409A. The Severance Benefits offered to you by the Company are payable in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4). For purposes of Code Section 409A, your right to receive any installment payments (whether pay in lieu of notice, Severance Benefits, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. All payments and benefits are subject to applicable withholdings and deductions.
3.    Release. In exchange for the Severance Benefits and other consideration, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to my employment with the Company and separation therefrom, arising at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, vacation pay, the right to receive additional grants of stock, stock options or other ownership interests in the Company, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•
has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the North Carolina Equal Employment Practices Act (as amended); the North Carolina Persons With Disabilities Protection Act; the North Carolina Retaliatory Employment Discrimination Law; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act; and

•
has violated any statute, public policy or common law (including, but not limited to, Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise: (i) from events that occur after the date this Release is executed; (ii) that relate to a breach of this Agreement; (iii) that relate to any existing ownership interest in the Company as of the date this Release is executed; (iv) that relate to your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company that arise after this Release is executed; and (v) any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party.
4.    Your Acknowledgments and Affirmations. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. In addition, you acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your release and waiver herein does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have [twenty-one (21)/forty-five (45)] days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke it (by sending written revocation directly to [__________]; and (e) the Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth (8th) day after you sign this Agreement.
5.    Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with [__________]. Receipt of the Severance Benefits described in Section 1 of this Agreement is expressly conditioned upon return of all Company property.
6.    Confidential Information, Non-Competition and Non-Solicitation Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement not to use or disclose any confidential or proprietary information of the Company and to comply with your post-employment non-competition and non-solicitation restrictions. The Company acknowledges that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.
7.    Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor, and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
8.    Non-Disparagement. You and the Company agree not to disparage each other, and the other’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you and the Company will respond accurately and folly to any question, inquiry or request for information when required by legal process. For purposes of this Section 8, the obligations of the Company shall apply only to the senior management team and the members of the Board of Directors. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
9.    No Admission. This Agreement does not constitute an admission by you or by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
10.    Breach. You agree that upon any material breach .of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 5, 6, 7 and 8 of this Agreement and further agree that any threatened or actual violation or breach’ of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breathing this Agreement.
11.    Miscellaneous. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of North Carolina as applied to contracts made and to be performed entirely within the State of North Carolina.
DOVA PHARMACEUTICALS, INC.
By:
Name:
Title:

Jason Hoitt

193648777

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